UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

Cue Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38327	47-3324577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Guest Street
Boston, Massachusetts	02135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 949-2680

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CUE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

BI Collaboration and License Agreement

On April 10, 2025, Cue Biopharma, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration and License Agreement”) with Boehringer Ingelheim International GmbH (“BI”) to research, develop and commercialize differentiated B cell depletion molecules, including the Company’s CUE-501 product candidate, which the Company is developing as a B cell depletion therapy for autoimmune diseases.

Under the terms of the Collaboration and License Agreement, BI and the Company will conduct collaborative research focused on CUE-501 during a four year period or, if earlier, the completion of activities under the research plans (the “Research Term”). In addition to, or instead of, CUE-501, BI may elect, at its sole discretion, to include additional or alternative compounds targeted at B cell depletion. BI will have an exclusive, royalty-bearing, worldwide, sublicensable license, under the Company’s applicable patents and know-how, to develop, manufacture and commercialize such compounds and their derivatives (“Licensed Products”) for all uses, and BI shall be responsible for all further research, preclinical and clinical development, manufacturing, regulatory approvals, and commercialization of Licensed Products at its expense. During the Research Term, the Company is prohibited from developing or commercializing any molecule for applications in B cell depletion.

Pursuant to the terms of the Collaboration and License Agreement, the Company will receive an upfront payment of $12.0 million and will be eligible to receive up to an aggregate of approximately $345.0 million in success-based research, development and commercial milestone payments, beginning with two preclinical development milestones, as well as royalty payments on net sales. The royalty payments will be subject to reduction due to patent expiration, payments made under certain licenses for third-party intellectual property and generic competition. During the Research Term, BI will also make research support payments to the Company.

The Collaboration and License Agreement will continue, on a product-by-product and country-by-country basis, until the expiration of the applicable royalty term, unless earlier terminated. BI has the right to terminate the Collaboration and License Agreement for any reason after a specified notice period. Each party has the right to terminate the Collaboration and License Agreement on account of the other party’s bankruptcy or material, uncured breach.

The foregoing description of the Collaboration and License Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Collaboration and License Agreement, which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Amendment to Einstein License Agreement

On April 10, 2025, the Company entered into an amendment (the “Amendment”) to its Amended and Restated License Agreement, dated July 31, 2017, with Albert Einstein College of Medicine (“Einstein”), as amended by the First Amendment to the Amended and Restated License Agreement with Einstein, dated October 30, 2018, and the Second Amendment to the Amended and Restated License Agreement with Einstein, dated January 13, 2024 (as so amended, the “Einstein License”). Pursuant to the Amendment, Einstein consented to the Company’s entry into the Collaboration and License Agreement and granted the Company the right to sublicense to BI. In addition, Einstein and the Company agreed to amend specified upstream payment obligations that may be owed to Einstein by the Company, solely in connection with the sublicense to BI.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Amendment, which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Biopharma, Inc.

Date: April 14, 2025	By:	/s/ Daniel R. Passeri
	Name:	Daniel R. Passeri
	Title:	Chief Executive Officer